UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANOFI

(Exact name of Registrant as specified in its charter)

Republic of France	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

54, rue La Boétie

75008 Paris

France

(Address of Registrant’s principal executive offices)

ACTION 2016 SHAREHOLDING PLAN

(Full title of the plan)

Ching Jaw

Vice President and Chief Financial Officer

Sanofi U.S. Services Inc.

55 Corporate Drive

Bridgewater, New Jersey 08807

Tel. No. +1 (908) 981-5000

(Name, address and telephone number of agent for service)

Copies to:

Sami Toutounji

Shearman & Sterling LLP

114, avenue des Champs-Elysées

75008 Paris, France

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value €2.00 per share(1)	1,500,000 (2)	$65.16(3)	$97,740,000(3)	$9,842.42(4)

(1)	American Depositary Receipts evidencing American Depositary Shares issuable upon request after expiration of the five-year lock-up period on deposit of the Ordinary Shares, nominal value €2.00 per Share (“Ordinary Shares”), have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-192032).
(2)	This Registration Statement covers up to 1,500,000 Ordinary Shares that may be sold to eligible employees under the Action 2016 Shareholding Plan (the “Plan”). The amount being registered also includes an indeterminate number of shares of Ordinary Shares, which may be offered as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in each case in accordance with Rule 416, under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon a 20% discount from the average of the high and low prices of the Registrant’s Ordinary Shares on Euronext Paris on May 9, 2016 and converted at the ECB reference rate of €1.00=$1.1395 on May 9, 2016. The 20% discount represents the discount on the “Reference Price” offered to Participants pursuant to the Plan.
(4)	Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this Registration Statement by $9,842.42, representing a portion of the dollar amount of the filing fee previously paid by the Registrant that corresponds to unsold shares registered pursuant to its Registration Statement on Form S-8 (Registration No. 333-192114) filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2013 and subsequently deregistered by a Post-Effective Amendment No. 1 to Form S-8 Registration Statement filed with the Commission on April 25, 2016. Following such offset, $3,452 of the filing fee paid pursuant to Registration No. 333-192114 remains available to offset future registration fees.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement on Form S-8 hereby incorporates by reference the contents of the following reports of the Registrant filed with, or furnished to, the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such document incorporated by reference. Statements contained in the foregoing documents incorporated by reference shall be deemed to be modified or superseded hereby to the extent that statements contained in the Prospectus, or in any subsequently filed documents that are amendments hereto or that are incorporated herein by reference, shall modify or replace such statements:

(a) The Annual Report on Form 20-F of the Registrant for the year ended December 31, 2015 (the “Form 20-F”) (Commission file No. 001-31368);

(b) The Reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on the following dates: February 1, 2016, February 9, 2016, March 7, 2016, March 14, 2016, March 15, 2016, April 11, 2016, April 28, 2016, April 29, 2016, May 5, 2016, and May 9, 2016 (Commission file No. 001-31368); and

(c) The description of the Registrant’s ordinary shares, nominal value €2 per share, set forth under the captions “A. Share Capital” and “B. Memorandum and Articles of Association” in Item 10 and the description of the Registrant’s American depositary shares set forth under the caption “D. American Depositary Shares” in Item 12 of the Registrant’s Annual Report on Form 20-F (Commission file No. 001-31368), filed with the Commission on March 4, 2016.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The French Commercial Code prohibits provisions of corporate articles of associations that limit the liability of directors. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the Director may be reimbursed for those fees and costs pursuant to an indemnification arrangement.

Under French law a company may purchase directors and officers insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its board of directors. However, if those decisions qualify as mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company. Sanofi has purchased insurance for all of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a) We undertake:

(1)	to file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then, unless in the opinion of our counsel the matter has been settled by controlling precedent, we will submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Sanofi certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France on May 9, 2016.

SANOFI

By:	/s/ Olivier Brandicourt
Name:	Olivier Brandicourt
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Olivier Brandicourt, Jérôme Contamine and Karen Linehan, and each of them severally, his true and lawful attorney or attorneys, with power of substitution and resubstitution to sign in his name, place and stead in any and all such capacities, the registration statement on Form S-8 (the “Registration Statement”) to be filed by Sanofi (the “Registrant”) with the United States Securities and Exchange Commission (the “Commission”) in connection with the Action 2016 Shareholding Plan, and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and any registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which relates to the Registration Statement, and to file any of the same with the Commission. Each of said attorneys shall have power to act with or without the others, and shall have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Registrant who shall have executed this Power of Attorney, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the indicated capacities on May 4, 2016.

Signatures	Title	Date

/s/ Serge Weinberg	Chairman of the Board of Directors	May 4, 2016
Serge Weinberg

/s/ Olivier Brandicourt	Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2016
Olivier Brandicourt

/s/ Jérôme Contamine	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 4, 2016
Jérôme Contamine

/s/ Hervé Cardelli	Head of Consolidation and Statutory Reporting (Principal Accounting Officer)	May 4, 2016
Hervé Cardelli

/s/ Laurent Attal	Director	May 4, 2016
Laurent Attal

Director
Bonnie L. Bassler

/s/ Robert Castaigne	Director	May 4, 2016
Robert Castaigne

/s/ Claudie Haigneré	Director	May 4, 2016
Claudie Haigneré

/s/ Patrick Kron	Director	May 4, 2016
Patrick Kron

/s/ Fabienne Lecorvaisier	Director	May 4, 2016
Fabienne Lecorvaisier

Director
Suet-Fern Lee

/s/ Christian Mulliez	Director	May 4, 2016
Christian Mulliez

/s/ Carole Piwnica	Director	May 4, 2016
Carole Piwnica

/s/ Diane Souza	Director	May 4, 2016
Diane Souza

/s/ Thomas Südhof	Director	May 4, 2016
Thomas Südhof

/s/ Ching Jaw	Authorized Representative in the United States	May 4, 2016
Ching Jaw

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1*	Bylaws (statuts) of Sanofi, dated January 28, 2016.

4.2	Deposit Agreement (including the form of depositary receipt) between the Registrant and JPMorgan Chase Bank, N.A., as depositary (incorporated herein by reference to Exhibit A to the Registration Statement on Form F-6 (Registration No. 333-192032) relating to American Depositary Shares, filed with the Commission on October 31, 2013 and made effective on the same date, as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on February 13, 2015).

4.3	Rules of the Sanofi-Aventis Group Savings Plan, of which the Action 2016 Shareholding Plan forms a part (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 (Registration No. 333-129554) filed with the Commission on November 8, 2005).

5.1*	Opinion of Alexandra Roger regarding the validity of the Registrant’s ordinary shares being registered.

23.1*	Consent of PricewaterhouseCoopers Audit.

23.2*	Consent of Ernst & Young et Autres

23.3*	Consent of Alexandra Roger (included in Exhibit 5 above).

24*	Power of Attorney (included on the signature page).

*	Filed herewith.